Exhibit 99.1

FOR IMMEDIATE RELEASE

November 3, 2009

MICRONETICS REPORTS SECOND QUARTER RESULTS FOR FISCAL YEAR 2010

Hudson, NH – (BUSINESS WIRE) – November 3, 2009 – Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its thirteen and twenty-six weeks ended September 26, 2009.

Net sales for the second quarter (Q2 FY2010) were $8.8 million, an increase of 35% or $2.3 million compared to $6.5 million for Q2 FY2009. The increase in net sales for Q2 FY2010 is primarily due to an RFID beta product sale, a space based contract, and sales of integrated component sub-systems and components, of approximately equal amounts.

For Q2 FY2010 the Company reported net income of $186,323 or $0.04 per diluted share, as compared to a net loss of ($66,600) or ($0.01) per diluted share for Q2 FY2009.

Net sales for the twenty-six weeks ended September 26, 2009 were $16.7 million, an increase of 23% or $3.1 million compared to $13.6 million for the twenty-six weeks ended September 27, 2008. The increase in net sales is primarily attributable to an increase in sales of integrated component sub-systems for jamming and electronic modernization of approximately $1.6 million, an RFID beta test product sale of $.7 million and sales related to a space based contract of $.7 million.

For the twenty-six weeks ended September 26, 2009, the Company reported net income of $174,258 or $.04 per diluted share, as compared to net income of $91,006 or $0.02 per diluted share for the twenty-six weeks ended September 27, 2008.

Backlog increased to $31 million on approximately $14 million in bookings for the quarter.

David Robbins, Micronetics' CEO stated, "As expected, we generated sales in the second quarter related to the RFID product beta test. Sales of integrated component sub-systems for defense applications continued to grow, components reversed a downward trend and showed growth and we are making meaningful progress toward completion of our space contract.”

Mr. Robbins continued, “Our current backlog makeup is predominately defense related integrated subassemblies to be shipped over a two year period, and the balance is a mix of components with delivery schedules between 1 and 5 months. This strong defense backlog coupled with the pipeline of opportunities in commercial areas including RFID warehouse management and in flight internet continues to drive our optimistic outlook.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including AeroSat, Anritsu, BAE Systems, Boeing Company, General Dynamics, ITT Electronic Warfare Systems, L-3 Communications, Northrop Grumman, Raytheon, and Thales. In addition, direct government customers including DFAS, Hill AFB, Augusta Aerospace and NAVICP. Additional information can be found on our website at http://www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to changes in economic conditions, reductions in spending by certain of our customers, our ability to operate and integrate acquired businesses and products, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2009 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Thirteen Weeks Ended
	Sep. 26, 2009	Sep. 27, 2008

Net sales	$8,820	$6,545

Gross profit	2,882	2,069

Research and development	540	389

Selling, general and administrative expenses	1,813	1,707

Amortization of intangibles	87	160

Other expense	119	61

Income (loss) before income taxes	323	(248)

Provision (benefit) for income taxes	137	(181)

Net income (loss)	186	(67)

Net income (loss) per common share:
Basic	.04	(.01)
Diluted	.04	(.01)

Weighted average shares
Outstanding:
Basic	4,554	5,005
Diluted	4,554	5,005

INCOME STATEMENT DATA

($000s omitted except per share data)

	Twenty-Six Weeks Ended
	Sep. 26, 2009	Sep. 27, 2008

Net sales	$16,733	$13,632

Gross profit	5,358	5,048

Research and development	846	731

Selling, general and administrative expenses	3,837	3,906

Amortization of intangibles	174	338

Other expense	199	37

Income before income taxes	302	36

Provision (benefit) for income taxes	128	(55)

Net income	174	91

Net income per common share:
Basic	.04	.02
Diluted	.04	.02

Weighted average shares
Outstanding:
Basic	4,554	5,003
Diluted	4,554	5,008

Contact

David Robbins, CEO

Micronetics, Inc.

(603) 546-4131